UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2009

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 10, 2009, we entered into an amended and restated marketing agreement (the “Marketing Agreement”) with Intergen N.V.("Intergen"). The Marketing Agreement amends and restates a prior amended and restated marketing agreement (the “Prior Agreement”). The Marketing Agreement is effective as of November 5, 2008, the date the Prior Agreement expired in accordance with its terms. Yasmine Gibellini, the chairperson and a major shareholder of Intergen, is the sister of Fuad El-Hibri, our chief executive officer and chairman of our board of director.

Under the Marketing Agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax, recombinant Protective Antigen (rPA) anthrax vaccine, anthrax immune globulin, recombinant botulinum vaccine and botulinum immune globulin in Saudi Arabia, Qatar and United Arab Emirates, excluding countries to which export is prohibited by the U.S. government. The appointment is non-exclusive. We agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in Saudi Arabia, and 15% in Qatar and United Arab Emirates. Under the Marketing Agreement, we agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract.

The term of the Marketing Agreement expires on November 5, 2009, with an automatic annual renewal provision. Either party may terminate the Marketing Agreement on 90 days notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2009	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ R. Don Elsey_____________ R. Don Elsey Chief Financial Officer